UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2011, Mr. Jerry W. Burris, a named executive officer of Barnes Group Inc. (the “Company”), and the Company entered into a transition and separation agreement (the “Agreement”) regarding (1) Mr. Burris’ provision of transition services between May 20, 2011, when the Company announced an organizational restructuring, and August 20, 2011, when Mr. Burris will cease to be employed by the Company and (2) Mr. Burris’ separation from the Company.

Under the Agreement, in addition to agreeing to provide transition services, Mr. Burris signed a release of claims and made customary commitments regarding confidentiality, non-solicitation, non-disparagement and cooperation with the Company. Mr. Burris will continue as an employee of the Company during the period in which he will provide transition services and will be paid his salary at the same rate and entitled to the same benefits, including executive level benefits, as before May 20, 2011. Thereafter, Mr. Burris is entitled to benefits under the Company’s Executive Separation Pay Plan (as amended effective January 1, 2011 which was filed with the Securities and Exchange Commission as an attachment to the Company’s 10-Q, for the quarter ended September 30, 2010, on October 29, 2010).

The Agreement also provides that if Mr. Burris signs an additional release on or after August 20, 2011 and prior to September 11, 2011, and complies with all terms of the Agreement, then, in addition to the benefits under the Company’s Executive Separation Pay Plan, the Company will make to Mr. Burris a one-time cash payment of $100,000 on September 20, 2012 and arrange to provide executive-level outplacement services of up to $15,000 with a mutually acceptable outplacement service firm for up to six months.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits:

10.1	Transition and Separation Agreement between the Company and Mr. Jerry W. Burris, dated June 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2011	BARNES GROUP INC.
(Registrant)

	By:	/s/ Claudia S. Toussaint
Claudia S. Toussaint
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

10.1	Transition and Separation Agreement between the Company and Mr. Jerry W. Burris, dated June 14, 2011.